Exhibit 99.2

SRS LABS, INC.

Unaudited Condensed Consolidated Financial Statements

March 31, 2012

SRS LABS, INC.

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

SRS LABS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$16,329,093	$5,850,224
Accounts receivable, net	1,321,329	1,430,997
Prepaid expenses and other current assets	1,656,634	1,804,610
Short-term investments	18,537,000	27,837,000
Total Current Assets	37,844,056	36,922,831

Long-term investments	4,527,763	4,626,763
Property and equipment, net	1,149,353	1,247,343
Intangible assets, net	2,563,855	2,518,041
Deferred income taxes, net	12,758,304	11,782,197
Total Assets	$58,843,331	$57,097,175

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,123,574	$556,342
Accrued liabilities	2,969,802	2,079,555
Deferred revenue	706,487	360,004
Total Current Liabilities	4,799,863	2,995,901

Commitments and contingencies (Note 4)

Stockholders’ Equity
Preferred stock—$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.001 par value; 56,000,000 shares authorized; 15,171,946 shares issued and 14,323,715 shares outstanding at March 31, 2012 and 15,154,926 shares issued and 14,306,695 shares outstanding at December 31, 2011	15,173	15,156
Additional paid-in capital	73,369,311	72,615,408
Treasury stock at cost, 848,231 shares at March 31, 2012 and December 31, 2011	(5,905,422)	(5,905,422)
Accumulated deficit	(13,435,594)	(12,623,868)
Total Stockholders’ Equity	54,043,468	54,101,274
Total Liabilities and Stockholders’ Equity	$58,843,331	$57,097,175

See accompanying notes to the condensed consolidated financial statements

SRS LABS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues	$8,963,261	$8,181,193
Cost of sales	107,968	147,131
Gross profit	8,855,293	8,034,062

Operating expenses:
Sales and marketing	3,749,845	3,801,717
Research and development	2,402,897	2,313,675
General and administrative	3,547,989	1,668,187
Total operating expenses	9,700,731	7,783,579

Operating (loss) income	(845,438)	250,483
Other income, net	33,712	44,667
(Loss) income before income taxes	(811,726)	295,150
Income taxes	—	2,783
Net (loss) income	$(811,726)	$292,367

Net (loss) income per common share:
Basic	$(0.06)	$0.02
Diluted	$(0.06)	$0.02

Weighted average shares used in the per common share calculation:
Basic	14,317,006	14,866,238
Diluted	14,317,006	15,884,335

 See accompanying notes to the condensed consolidated financial statements

SRS LABS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock		Additional Paid-In	Treasury	Accumulated
	Shares	Amount	Capital	Stock	Deficit	Total
BALANCE, December 31, 2011	14,306,695	$15,156	$72,615,408	$(5,905,422)	$(12,623,868)	$54,101,274

Proceeds from exercise of stock options	17,020	17	85,100	—	—	85,117
Share-based compensation	—	—	668,803	—	—	668,803
Net loss	—	—	—	—	(811,726)	(811,726)

BALANCE, March 31, 2012	14,323,715	$15,173	$73,369,311	$(5,905,422)	$(13,435,594)	$54,043,468

See accompanying notes to the condensed consolidated financial statements

SRS LABS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash Flows from Operating Activities:
Net (loss) income	$(811,726)	$292,367
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	298,822	249,698
Provision for doubtful accounts	18,171	—
Deferred taxes	(976,106)	(812,014)
Share-based compensation	668,803	628,219
Changes in operating assets and liabilities:
Accounts receivable	91,497	(702,046)
Prepaid expenses and other current assets	147,975	(74,898)
Accounts payable	567,232	206,441
Accrued liabilities	890,248	(10,983)
Deferred revenue	346,483	(75,653)
Net cash provided by (used in) operating activities	1,241,399	(298,869)

Cash Flows from Investing Activities:
Purchase of short-term and long-term investments	(150,000)	(1,644,000)
Proceeds from sale of short-term investments	9,549,000	3,996,000
Purchase of property and equipment	(20,315)	(508,695)
Expenditures related to intangible assets	(226,332)	(84,409)
Net cash provided by investing activities	9,152,353	1,758,896

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	85,117	403,431
Purchase of treasury stock	—	(259,805)
Net cash provided by financing activities	85,117	143,626

Net Increase in Cash and Cash Equivalents	10,478,869	1,603,653
Cash and Cash Equivalents, Beginning of Period	5,850,224	10,697,827
Cash and Cash Equivalents, End of Period	$16,329,093	$12,301,480

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Income taxes	$871,594	$759,527

See accompanying notes to the condensed consolidated financial statements

SRS LABS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.             Basis of Presentation and Summary of Significant Accounting Policies and Estimates

As used herein, the  “Company,” “SRS Labs,” “SRS,” “we,” “us,” and “our” means SRS Labs, Inc., the parent company, and its wholly-owned subsidiaries, SRSWOWcast.com, Inc., Shenzhen Representative Office of SRS Labs, Inc. (a Chinese company), Shanghai Representative Office of SRS Labs, Inc. (a Chinese company), SRS Labs Japan, KK (a Japanese company), and SRS International Hungary LLC (a Hungarian company).  The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the rules and regulations of the SEC for interim reporting. In the opinion of management, all adjustments (which include normal recurring adjustments) considered necessary for a fair presentation of our financial position and results of operations have been included.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to SEC rules and regulations for presentation of interim financial information. Therefore, the unaudited condensed interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Current and future financial statements may not be directly comparable to the Company’s historical financial statements. The results of operations for the interim period are not necessarily indicative of the results to be expected for any other interim period or for the full year.  The condensed consolidated balance sheet as of December 31, 2011 was derived from the Company’s audited consolidated financial statements for the year ended December 31, 2011.

Estimates

The preparation of financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  By their nature, estimates are subject to an inherent degree of uncertainty.  Actual results could differ materially from those estimates. See our audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011 for an additional discussion of the significant accounting policies and estimates used in the preparation of our financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and are so near maturity that they present insignificant risk of changes in value because of interest rates. Cash and cash equivalents generally consist of cash, money market funds and instruments with original maturities of three months or less when purchased.  The Company places its cash in banks and its cash and cash equivalents and money market funds at certain financial institutions in excess of amounts insured by federal agencies.  The Company does not believe that it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.  The Company performs periodic evaluations of the relative credit standing of these financial institutions.  The Company has not experienced any losses on its cash and cash equivalents.

Short-term and Long-term Investments

Short-term investments consist of certificates of deposit and U.S. treasury bills that mature within one year.  Long-term investments consist of approximately $3.9 million of certificates of deposit that mature beyond one year and an investment in a long term fund, which invests in foreign start-up companies principally based in China.  We have a total capital commitment up to $1.0 million in connection with this fund, and our investment in this fund as of March 31, 2012 totaled $592,763.  All of the certificates of deposit are fully FDIC insured. The Company has not experienced any losses on its short and long-term investments.

Revenue Recognition

Our revenues consist primarily of royalties generated from the license of SRS Labs’ audio and voice technologies.  Our license agreements typically have multi-year or automatic renewal terms, and either require: (a) per-unit royalty payments for all products implementing our technologies and/or solutions; (b) fixed annual or quarterly royalty payments; or (c) a minimum fixed annual or quarterly royalty payment, which allows the licensee to ship up to a pre-determined number of units during the specified time period, with additional per-unit royalty payments thereafter.  The majority of our license agreements are per-unit royalty arrangements, which are generally reported by the licensee in the quarter following shipment of the consumer electronics devices and are therefore typically recognized by us following shipment of the devices by the original equipment manufacturer (“OEM”).  Revenues associated with fixed royalty payments are recognized ratably over the term of the license agreement.  We also sell some of our products and solutions via the Internet.  Revenues associated with those sales are recognized upon shipment and were not material in the three months ended March 31, 2012 or 2011. The Company may offer customer support or license support programs in the form of assisting the licensee with implementing the Company’s technology into the manufactured products of the licensee to ensure that the licensee receives the maximum benefit from the Company’s technology.  Such customer support is not contractually mandated and is generally provided on a discretionary basis to assist the customer and to improve customer relations.  Such customer support generally does not extend past the time in which the licensed technology is placed in service or implemented in any given device by the licensee.  In this regard, any support services occur during a finite period prior to the sale or revenue recognition.

Customer Concentrations

For the three months ended March 31, 2012 and 2011, one customer, Samsung, accounted for approximately 45% and 46%, respectively, of our revenues.  The revenue from Samsung is derived from multiple technology license agreements with various divisions of Samsung.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current presentation.

Income Taxes

The Company currently has net operating loss carryforwards and tax credits to offset income taxes.  Due to our licensees being located in foreign countries, they may be obligated to withhold foreign taxes based upon local and country requirements of the taxing authority.

2.                                      Intangible Assets

Intangible assets consist of the following:

	March 31, 2012	December 31, 2011
Patents	$4,929,016	$4,750,888
Accumulated amortization	(2,849,717)	(2,756,169)
Patents, net	2,079,299	1,994,719
Other intangibles	1,900,906	1,852,703
Accumulated amortization	(1,416,350)	(1,329,381)
Other intangibles, net	484,556	523,322
Intangible assets, net	$2,563,855	$2,518,041

Amortization expense associated with our intangibles was $180,517 and $170,448 in the three months ended March 31, 2012 and 2011, respectively.  Amortization expense is included in general and administrative expenses in the accompanying condensed consolidated statements of operations.

3.                                      Net (Loss) Income Per Common Share

Basic net (loss) income per common share is computed by dividing net (loss) income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net (loss) income per common share reflects the maximum dilution, based on the average price of the Company’s common stock during each period, and is computed similar to basic net (loss) income per common share except that the denominator is increased to include the number of additional shares that would have been outstanding if potentially dilutive stock options had been exercised.

Basic and diluted net (loss) income per share are as follows:

	For the Three Months Ended March 31,
	2012	2011
BASIC EPS
Net (loss) income	$(811,726)	$292,367
Weighted average common shares outstanding	14,317,006	14,866,238
Basic net (loss) income per share	$(0.06)	$0.02

DILUTED EPS
Net (loss) income	$(811,726)	$292,367
Weighted average common shares outstanding	14,317,006	14,866,238
Dilutive common equivalent shares outstanding:
Options	—	1,018,097
Restricted stock	—	—
Total diluted potential common shares	14,317,006	15,884,335
Diluted net (loss) income per share	$(0.06)	$0.02

For the three months ended March 31, 2012 and 2011, there were outstanding options and restricted stock to purchase an aggregate of 5,038,517 shares and 1,214,420 shares, respectively, of the Company’s common stock that were not included in the computation of dilutive net (loss) income per share above because they would be anti-dilutive.

4.                                      Commitments and Contingencies

Two putative class action lawsuits have been filed by purported shareholders of SRS, challenging the proposed merger pursuant to which SRS would become a wholly-owned subsidiary of DTS (the “Merger”).  The lawsuits seek, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated April 16, 2012, by and among DTS, DTS Merger Sub, Inc. and DTS LLC (the “Merger Agreement”).  If the plaintiffs are successful in obtaining an injunction prohibiting us from completing the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completing of the Merger in the expected timeframe (or altogether).

The first putative class action was filed in the Superior Court of the State of California, County of Orange, purportedly on behalf of the public holders of SRS common stock, against SRS, DTS and the members of the board of directors of SRS, alleging, among other things, that the directors, aided and abetted by SRS and DTS, breached their fiduciary duties to the stockholders of SRS in connection with the proposed Merger (the “California Complaint”).  The California Complaint seeks, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement, absent implementation of a process to obtain a potentially higher price and/or require additional disclosures by the Company.  The California Complaint also seeks recovery of attorneys’ fees and costs of same.

The second putative class action was filed in the Court of Chancery of the State of Delaware purportedly on behalf of the public stockholders of SRS against DTS, DTS Merger Sub, Inc., DTS, LLC, SRS and the members of the board of directors of SRS, alleging, among other things, that the directors breached their fiduciary duties to the stockholders of SRS in connection with the proposed Merger (the “Delaware Complaint”).  It also alleges that all the defendants aided and abetted the directors’ alleged breaches of fiduciary duties.  The Delaware Complaint seeks, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement, absent implementation of any and all methods to obtain a potentially higher price for stockholders, or, if the Merger is consummated, to rescind the Merger and award actual and punitive damages.  The Delaware Complaint also seeks recover of attorneys’ fees and expenses.

In addition, from time to time, the Company is subject to other legal proceedings and claims that arise in the normal course of business. While the outcome of these proceedings and claims cannot be predicted, except as set forth above, we currently are not a party to any other legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, is expected to have a material adverse effect on the Company’s consolidated financial position or results of operations.

5.                                      Segment Information

The Company operates in one reportable segment as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011. The following schedule presents the Company’s revenue by geographic area. Licensing-related revenue is summarized based on the location of the licensee’s corporate headquarters. For product and online sales, revenue is allocated to the United States. The China region includes all licensees with corporate headquarters located in mainland China. The Asia Pacific region includes all licensees with corporate headquarters located in Taiwan, Hong Kong and India.

	Three Months Ended March 31,
	2012	%	2011	%
Geographic Area Revenues:
Korea	$4,175,242	47%	$3,829,923	47%
United States	2,350,323	26	1,993,237	24
China	998,718	11	468,929	6
Japan	542,322	6	819,277	10
Asia Pacific	522,110	6	898,997	11
Europe	374,546	4	170,830	2

Total	$8,963,261	100%	$8,181,193	100%

6.                                      Fair Value Measurements

The Company measures the fair value of applicable financial and non-financial assets based on the following levels of inputs.

•                  Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•                  Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•                  Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

The hierarchy noted above requires us to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. There were no transfers between Level 1, Level 2 and/or Level 3 during the three months ended March 31, 2012. Financial assets measured at fair value on a recurring basis as of March 31, 2012 are classified below:

	Level 1	Level 2	Level 3	Total

Money market funds	$11,925,000	$—	$—	$11,925,000

Total	$11,925,000	$—	$—	$11,925,000

7.                                      Revolving Line of Credit

The Company has a $5.0 million revolving line of credit, which is available until June 30, 2012, to be used for working capital purposes.  As of March 31, 2012, the Company had no borrowings from the revolving line of credit.

8.                                      Subsequent Events

On April 16, 2012, the Company and DTS entered into the Merger Agreement under which DTS will acquire all outstanding shares of SRS in a cash-and-stock transaction valued at $9.50 per share in cash or 0.31127 of a share of DTS common stock per share in stock, or a total of approximately $148 million in aggregate equity value as of April 16, 2012, including acquired net cash of approximately $38 million as of December 31, 2011. Under the terms of the Merger Agreement, 50% of the total shares of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the cash component of the Merger consideration and 50% of the total shares of the shares of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the stock component of the Merger consideration. All SRS stock options and restricted stock units will fully vest immediately prior to and be canceled upon the closing of the Merger, and the holders thereof will be entitled to receive the $9.50 price per share (less the exercise price of any option) payable in cash.